Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Purple Innovation, Inc. on Form S-3, of our report, dated January 31, 2018 (which includes an explanatory paragraph relating to the Global Partner Acquisition Corp.’s ability to continue as a going concern), relating to the balance sheets of Global Partner Acquisition Corp. as of December 31, 2017 and 2016, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2017 and 2016, and for the period from May 19, 2015 (date of inception) to December 31, 2015. We also consent to the reference to our Firm under the caption “Experts”.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

February 14, 2018